FREIT Announces First Quarter Fiscal Year 2026 Results

HACKENSACK, NJ, March 17, 2026 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) announced today its operating results for the fiscal quarter ended January 31, 2026. The results as presented in this earnings release are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
	2026	2025

GAAP Earnings Per Share - Basic and Diluted	$0.13	$0.08
AFFO Per Share - Basic and Diluted	$0.20	$0.16
Dividends Per Share	$0.10	$0.08

Total Average Residential Occupancy	95.5%	96.8%
Total Average Commercial Occupancy	47.5%	48.2%

Results for the Quarter

Total real estate revenue increased 3.2% to approximately $7,504,000 for the fiscal quarter ended January 31, 2026 compared to approximately $7,269,000 for the prior year’s comparable period. The increase in revenue was primarily attributable to the residential segment driven by higher base rents across all properties while the average occupancy decreased to 95.5% in the fiscal quarter ended January 31, 2026 from 96.8% in the prior year’s comparable period.

Net income attributable to common equity (“Net Income”) was approximately $943,000 or $0.13 per share basic and diluted for the fiscal quarter ended January 31, 2026 compared to approximately $614,000 or $0.08 per share basic and diluted for the prior year’s comparable period. The increase in Net Income was primarily driven by: an increase in revenue of approximately $235,000 (FREIT’s share was $194,000); and a decline in legal and professional expenses of approximately $176,000 primarily due to advisory fee costs incurred in the prior year’s comparable period; partially offset by a decrease in investment income of approximately $116,000. The decrease in investment income was primarily attributable to a $4.8 million decline in the combined average balance of cash and cash equivalents (including U.S. Treasury securities available for sale) compared to the prior year’s comparable period.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended January 31,
	2026	2025	Change
	(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,949	$1,906	$43
Residential properties	5,555	5,363	192
Total real estate revenues	7,504	7,269	235

Operating expenses:
Real estate operating expenses	3,690	3,736	(46)
General and administrative expenses	713	845	(132)
Depreciation	721	723	(2)
Total operating expenses	5,124	5,304	(180)

Financing costs	(1,861)	(1,873)	12

Investment income	284	400	(116)

(Loss) income on investment in tenancy-in-common	(1)	9	(10)

Net income	802	501	301

Net loss attributable to noncontrolling interests in subsidiaries	141	113	28

Net income attributable to common equity	$943	$614	$329

Earnings per share:
Basic and diluted	$0.13	$0.08	$0.05

Weighted average shares outstanding:
Basic and diluted	7,471	7,463

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased to approximately $3,214,000 for the fiscal quarter ended January 31, 2026 from approximately $2,994,000 for the prior year’s comparable period. NOI for the commercial properties increased to approximately $609,000 for the fiscal quarter ended January 31, 2026 from approximately $567,000 for the prior year’s comparable period.

Financing Update

On August 1, 2025, the mortgage in the amount of $25,000,000, secured by the Preakness shopping center located in Wayne, New Jersey, reached its maturity date. Wayne PSC, LLC continues to work with the current lender, ConnectOne Bank, on a potential modification and extension of the loan. ConnectOne Bank has issued several extensions of the loan’s maturity date, with the most recent extension through May 1, 2026, while discussions are ongoing. Each extension has been made under the same terms and conditions of the existing loan agreement. Wayne PSC, LLC continues to evaluate all options for refinancing or replacing the loan. Management expects this loan to be further extended.

Dividend

The Board of Directors declared a first quarter dividend of $0.10 per share on the common stock to holders of record at the close of business on February 27, 2026. The payment date for the dividend was March 13, 2026. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO the standard measurement of a REIT’s performance, FREIT supplements the NAREIT computation to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision-making process. These adjustments are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended January 31,
	2026	2025
	(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$802	$501
Depreciation of consolidated properties	721	723
Amortization of deferred leasing costs	20	26
Distributions to non-controlling interests	(360)	(360	)(b)
Adjustment to loss on investment in tenancy-in-common for depreciation	392	365
FFO	$1,575	$1,255

Per Share - Basic and Diluted	$0.21	$0.17

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.1 million related to the sale of the Rotunda property located in Maryland in a prior year.

Adjusted Funds From Operations ("AFFO")

FFO	$1,575	$1,255
Deferred rents (Straight lining)	9	28
Capital Improvements - Apartments	(62)	(77)
AFFO	$1,522	$1,206

Per Share - Basic and Diluted	$0.20	$0.16
Weighted Average Shares Outstanding:
Basic and Diluted	7,471	7,463

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties is located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400.

Visit us on the web: www.freitnj.com

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